Exhibit 99.4

CONSENT

I hereby consent to serve as a director of Minority Equality Opportunities Acquisition Inc. (the “Company”), if elected as such, and to be named as a nominee or potential nominee for director of the Company in any registration statement filed by the Company under the Securities Act of 1933, as amended, including all amendments and post-effective amendments or supplements thereto and any prospectus and/or proxy statement contained therein.

/s/ R. Greg Smith
R. Greg Smith

Date: November 18, 2022